Exhibit 99.1

Progress Energy announces 2010 third-quarter results;
narrows full-year 2010 earnings guidance to high end of range

Highlights:

Third Quarter 2010

♦	Reports third-quarter GAAP earnings of $1.23 per share, compared to $0.88 for the same period last year, primarily driven higher by a prior-year litigation verdict related to discontinued operations

♦	Reports third-quarter ongoing earnings of $361 million, or $1.23 per share, compared to $342 million, or $1.22 per share, for the same period last year

Year-to-Date 2010

♦
Reports GAAP earnings for the first nine months of 2010 of $2.53 per share, compared to $2.16 per share for the same period last year, primarily driven higher by a prior-year litigation verdict related to discontinued operations

♦	Reports ongoing earnings for the first nine months of 2010 of $756 million, or $2.61 per share, compared to $704 million, or $2.53 per share, for the same period last year

♦	Narrows 2010 ongoing earnings guidance to $3.00 to $3.05 per share, which is the high end of the previously announced guidance

RALEIGH, N.C. (October 29, 2010) – Progress Energy [NYSE: PGN] announced third-quarter GAAP earnings of $361 million, or $1.23 per share, compared with GAAP earnings of $247 million, or $0.88 per share, for the same period last year. Prior-year results include a charge of $101 million, net of tax, or $0.36 per share, to discontinued operations related to a litigation verdict. Third-quarter ongoing earnings were $361 million, or $1.23 per share, compared to $342 million, or $1.22 per share, for the same period last year. The significant drivers in ongoing earnings per share were favorable weather in the Southeast and lower depreciation and amortization in Florida, primarily offset by increased O&M, share dilution and interest expense. (See the discussion later in this release for a reconciliation of ongoing earnings per share to GAAP earnings per share.)

“We achieved strong financial performance for our shareholders so far this year and successfully met high energy demand during one of the hottest summers on record,” said Bill Johnson, chairman, president and CEO. “The economy in the Carolinas and Florida continues to show modest but steady signs of recovery, and we remain focused on managing costs and improving operations and execution.

“The third quarter was particularly strong in terms of weather, and higher revenues enabled us to increase our focus on investments and improvements in our nuclear program that will position those vital facilities to continue meeting our customers’ energy needs reliably and affordably for decades to come. Due primarily to the continued strength in weather, the company is narrowing its 2010 ongoing earnings range to $3.00 to $3.05 per share, which is the high end of our previously announced guidance.”

The ongoing earnings guidance excludes the impact, if any, from discontinued operations and the effects of certain identified gains and charges. (See the discussion later in this release for a reconciliation of ongoing earnings per share to reported GAAP earnings per share.) Progress Energy is not able to provide a corresponding GAAP equivalent for the 2010 ongoing earnings guidance due to the uncertain nature and amount of these adjustments.

Progress Energy will host a conference call and webcast at 10 a.m. ET today to review third-quarter 2010 financial performance, as well as provide an overall business update.  Additional details are provided at the end of this earnings release.

See pages 3-6 for detailed third-quarter and year-to-date 2010 earnings variance analyses for Progress Energy Carolinas (PEC), Progress Energy Florida (PEF) and Corporate and Other Businesses segments.

RECENT DEVELOPMENTS

Financial and Regulatory

•	Received approval from the Florida Public Service Commission (FPSC) for PEF’s proposed 2011 cost recovery for new nuclear plant construction at Levy County and nuclear uprate at Crystal River Unit 3.
•	Filed petitions with the FPSC for proposed 2011 cost recovery in Florida through the following clauses: fuel, capacity, environmental and energy conservation.
•
Updated petition with the North Carolina Utilities Commission (NCUC) to decrease the fuel component of customer rates and adjust the components of energy-efficiency programs and renewable energy resources, resulting in a net reduction in customer bills, effective December 1, 2010.

•
Executed new three-year, $750 million revolving credit agreements (RCAs) for PEC and PEF with a syndication of 22 financial institutions.  The new RCAs, which will expire on October 15, 2013, replace PEC’s and PEF’s $450 million RCAs expiring in 2011.  At the same time, the $1.13 billion RCA for Progress Energy, Inc. was reduced to $500 million, resulting in $2 billion of combined capacity across the three entities.

State-of-the-Art Power Plants

•	Broke ground on the 950-megawatt (MW) combined-cycle natural gas plant at the H. F. Lee Energy Complex in Wayne County, N.C., expected to come online in early 2013.
•	Announced the Cape Fear and Weatherspoon coal plants will be retired by the end of 2014, instead of by the end of 2017, as previously announced.

Alternative Energy and Energy Efficiency

•
Placed online new solar photovoltaic (PV) arrays as part of PEC’s SunSenseSM commercial solar PV program, bringing the total amount of solar-generated electricity under contract by PEC to more than 11 MW, with approximately half of that in service.

•
Signed agreement with Methane Power to purchase the energy produced from a 3-MW landfill gas-to-energy facility on the Wayne County Landfill in Wayne County, N.C. The facility is scheduled to begin operation by the end of 2010 and will bring the amount of landfill gas-to-energy electricity purchased by PEC to more than 14 MW.

•	Received approval from the FPSC for three new renewable energy programs: SunSense Residential and Commercial Solar PV Program, SunSense Schools Program and SunSense Solar Water Heating.

Awards, Honors & Recognitions

•	Named to the Dow Jones Sustainability North America Index for the sixth year in a row as an industry leader in managing economic, environmental and social issues.
•	Named to Newsweek’s List of Top 500 Green Companies in the U.S.

Press releases regarding various announcements are available on the company’s website at www.progress-energy.com/aboutus/news.

THIRD-QUARTER 2010 BUSINESS HIGHLIGHTS

Below are the third-quarter and year-to-date 2010 earnings variance analyses for the company’s segments. See the reconciliation tables on pages 6-8 and on pages S-1 and S-2 of the supplemental data for a reconciliation of ongoing earnings per share to GAAP earnings per share. Also see the attached supplemental data schedules for additional information on PEC and PEF electric revenues, energy sales, energy supply, weather impacts and other topics.

QUARTER-OVER-QUARTER ONGOING EPS VARIANCE ANALYSIS

Progress Energy Carolinas

•	Reported third-quarter ongoing earnings per share of $0.79, compared with $0.76 for the same period last year; GAAP earnings per share of $0.78, compared with $0.74 for the same period last year.
•	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪	$0.11 weather primarily due to cooling degree days 26 percent higher than 2009 and 28 percent higher than normal
▪	$0.03 AFUDC equity primarily due to increased eligible construction project costs
▪	$0.02 retail growth and usage
▪	$0.02 clauses, wholesale and other margin due primarily to higher miscellaneous revenues largely resulting from higher transmission rates
•	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:
▪
$(0.07) O&M primarily due to higher nuclear plant outage and maintenance costs driven by extended outages and more emergent work in 2010 compared to 2009, higher employee benefits expense and the prior-year reduction in a litigation judgment

▪	$(0.03) income taxes primarily due to the impact of changes in tax estimates
▪	$(0.01) other
▪	$(0.04) share dilution
•	10,000 net increase in the average number of customers for the three months ended September 30, 2010, compared to the same period in 2009

Progress Energy Florida

•	Reported third-quarter ongoing earnings per share of $0.60, which is equal to the same period last year; GAAP earnings per share of $0.61, compared with $0.63 for the same period last year.
•	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪	$0.11 depreciation and amortization primarily due to the reduction in the cost of removal component of the depreciation reserve in accordance with the base rate settlement agreement
▪	$0.04 weather primarily due to cooling degree days 8 percent higher than 2009 and 9 percent higher than normal
▪
$0.02 clauses, wholesale and other margin primarily due to higher clause recoverable regulatory revenues and returns and miscellaneous revenues, partially offset by lower wholesale revenues related to an amended contract

•	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:
▪	$(0.07) O&M primarily due to the prior-year pension deferral in accordance with a FPSC order, higher employee benefits expense and the prior-year impact of a change in the vacation benefits policy
▪	$(0.03) AFUDC equity primarily due to placing CAIR assets in service
▪	$(0.02) other primarily due to higher property taxes resulting from placing the repowered Bartow Plant in service
▪	$(0.01) retail rates
▪	$(0.01) interest expense
▪	$(0.03) share dilution
•	7,000 net increase in the average number of customers for the three months ended September 30, 2010, compared to the same period in 2009

Corporate and Other Businesses (includes primarily Holding Company debt)

•
Reported third-quarter ongoing after-tax expenses of $0.16 per share compared with after-tax expenses of $0.14 per share for the same period last year; GAAP after-tax expenses of $0.16 per share, compared with after-tax expenses of $0.49 per share for the same period last year.

•	Reported primary quarter-over-quarter ongoing after-tax expenses per share favorability of:
▪	$0.02 O&M primarily due to the allocation to the Utilities of the corporate tax impact of withdrawals from an employee benefit trust
▪	$0.01 share dilution
•	Reported primary quarter-over-quarter ongoing after-tax expenses per share unfavorability of:
▪	$(0.03) interest expense primarily due to higher average debt outstanding at the Parent
▪	$(0.02) income taxes primarily due to the impact of withdrawals from an employee benefit trust

YEAR-OVER-YEAR ONGOING EPS VARIANCE ANALYSIS

Progress Energy Carolinas

•	Reported year-to-date ongoing earnings per share of $1.70, compared with $1.56 for the same period last year; GAAP earnings per share of $1.65, compared with $1.54 for the same period last year.

•	Reported primary year-over-year ongoing earnings per share favorability of:
▪
$0.21 weather primarily due to 23 percent higher cooling degree days and 14 percent higher heating degree days than 2009. Additionally, cooling degree days were 32 percent higher than normal and heating degree days were 11 percent higher than normal

▪	$0.08 AFUDC equity primarily due to increased eligible construction project costs
▪	$0.04 retail growth and usage
▪	$0.04 clauses, wholesale and other margin primarily due to higher miscellaneous revenues largely resulting from higher transmission rates
▪	$0.02 interest expense primarily due to lower average debt outstanding
•	Reported primary year-over-year ongoing earnings per share unfavorability of:
▪
$(0.13) O&M primarily due to higher nuclear plant outage and maintenance costs driven by extended outages and more emergent work in 2010 compared to 2009, lower nuclear insurance refund and higher storm costs

▪	$(0.03) income taxes primarily due to the prior-year deduction related to nuclear decommissioning trust funds
▪	$(0.01) depreciation and amortization
▪	$(0.01) other
▪	$(0.07) share dilution
•	11,000 net increase in the average number of customers for the nine months ended September 30, 2010, compared to the same period in 2009

Progress Energy Florida

•	Reported year-to-date ongoing earnings per share of $1.41, compared with $1.37 for the same period last year; GAAP earnings per share of $1.38, which is equal to the same period last year.
•	Reported primary year-over-year ongoing earnings per share favorability of:
▪	$0.14 weather primarily due to heating degree days 74 percent higher than 2009 and 127 percent higher than normal
▪	$0.12 retail rates primarily due to the increase in base rates for the repowered Bartow Plant
▪	$0.12 depreciation and amortization primarily due to the reduction in the cost of removal component of the depreciation reserve in accordance with the base rate settlement agreement
▪
$0.09 clauses, wholesale and other margin primarily due to higher clause recoverable regulatory revenues and returns and higher transmission revenues, partially offset by lower wholesale revenues related to amended and expired contracts and estimated CR3 joint owner replacement power costs

▪	$0.01 retail growth and usage
•	Reported primary year-over-year ongoing earnings per share unfavorability of:
▪	$(0.18) AFUDC equity primarily due to placing CAIR assets and the repowered Bartow Plant in service
▪	$(0.11) O&M primarily due to the prior-year pension deferral in accordance with a FPSC order and the prior-year impact of a change in the vacation benefits policy
▪	$(0.04) interest expense primarily due to higher average debt outstanding and unfavorable AFUDC debt resulting from placing CAIR assets and the repowered Bartow Plant in service
▪	$(0.03) other primarily due to higher property taxes resulting from placing the repowered Bartow Plant in service
▪	$(0.03) income taxes primarily due to the prior-year deduction related to nuclear decommissioning trust funds
▪	$(0.05) share dilution

•	3,000 net increase in the average number of customers for the nine months ended September 30, 2010, compared to the same period in 2009

Corporate and Other Businesses (includes primarily Holding Company debt)

•
Reported year-to-date ongoing after-tax expenses of $0.50 per share compared with after-tax expenses of $0.40 per share for the same period last year; GAAP after-tax expenses of $0.50 per share, compared with after-tax expenses of $0.76 per share for the same period last year.

•	Reported primary year-over-year ongoing after-tax expenses per share favorability of:
▪	$0.02 O&M primarily due to the allocation to the Utilities of the corporate tax impact of withdrawals from an employee benefit trust
▪	$0.02 share dilution
•	Reported primary year-over-year ongoing after-tax expenses per share unfavorability of:
▪	$(0.10) interest expense primarily due to higher average debt outstanding at the Parent
▪	$(0.03) income taxes primarily due to the impact of withdrawals from an employee benefit trust
▪	$(0.01) other

ONGOING EARNINGS ADJUSTMENTS

Progress Energy’s management uses ongoing earnings per share to evaluate the operations of the company and to establish goals for management and employees. Management believes this non-GAAP measure is appropriate for understanding the business and assessing our potential future performance, because excluded items are limited to those that we believe are not representative of our fundamental core earnings. Ongoing earnings as presented here may not be comparable to similarly titled measures used by other companies. The following table provides a reconciliation of ongoing earnings per share to reported GAAP earnings per share.

Progress Energy, Inc.
Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share

	Three months ended September 30		Nine months ended September 30
	2010	2009	2010	2009
Ongoing earnings per share	$1.23	$1.22	$2.61	$2.53
Tax levelization	0.01	0.02	0.01	(0.02)
CVO mark-to-market	-	0.01	-	0.04
Change in the tax treatment of the Medicare Part D subsidy	-	-	(0.08)	-
Impairment	(0.01)	-	(0.01)	(0.01)
Plant retirement charge	-	(0.01)	-	(0.01)
Discontinued operations	-	(0.36)	-	(0.37)
Reported GAAP earnings per share	$1.23	$0.88	$2.53	$2.16

Shares outstanding (millions)	294	280	289	279

Reconciling adjustments from ongoing earnings to GAAP earnings are as follows:

Tax Levelization

Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company’s estimated annual tax rate. The company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, increases or decreases the tax expense recorded in that quarter to reflect the projected tax rate. The resulting tax adjustment increased earnings per share by $0.01 for the quarter and increased earnings per share by $0.02 for the same period last year, but has no impact on the company’s annual earnings. Because this adjustment varies by quarter but has no impact on annual earnings, management does not consider this adjustment to be representative of the company’s fundamental core earnings.

Contingent Value Obligation (CVO) Mark-to-Market

In connection with the acquisition of Florida Progress Corporation, Progress Energy issued 98.6 million CVOs. Each CVO represents the right of the holder to receive contingent payments based on net after-tax cash flows above certain levels of four synthetic fuels facilities purchased by subsidiaries of Florida Progress Corporation in October 1999. The CVO liability is valued at fair value, and unrealized gains and losses from changes in fair value are recognized in earnings each quarter. The CVO mark-to-market had no impact for the quarter and increased earnings per share by $0.01 for the same period last year. Progress Energy is unable to predict the changes in the fair value of the CVOs, and management does not consider this adjustment to be representative of the company’s fundamental core earnings.

Change in the Tax Treatment of the Medicare Part D Subsidy

The federal Patient Protection and Affordable Care Act (PPACA) and the related Health Care and Education Reconciliation Act, which made various amendments to the PPACA, were enacted in March 2010. Under prior law, employers could claim a deduction for the entire cost of providing retiree prescription drug coverage even though a portion of the cost was offset by the retiree drug subsidy received. As a result of the PPACA as amended, retiree drug subsidy payments will effectively become taxable in tax years beginning after December 31, 2012, by requiring the amount of the subsidy received to be offset against the employer’s deduction. Under GAAP, changes in tax law are accounted for in the period of enactment. The change in the tax treatment of the Medicare Part D subsidy decreased earnings by $0.08 for the year to date and had no impact for the same period last year. Management does not consider this change in tax treatment to be representative of the company’s fundamental core earnings.

Impairment

The company recorded an impairment of investments and other assets which decreased earnings per share by $0.01 for the quarter and had no impact for the same period last year. Management does not consider this adjustment to be representative of the company’s fundamental core earnings.

Plant Retirement Charge

The company recognized a charge for the impact of PEC’s decision to retire certain coal-fired generating units, with resulting reduced emissions for compliance with the Clean Smokestacks Act’s 2013 emission targets. The charge had no impact for the quarter and decreased earnings per share by $0.01 for the same period last year. Since the coal-fired generating units will be retired prior to their estimated useful lives, management does not consider this charge to be representative of the company’s fundamental core earnings.

Discontinued Operations

The company has reduced its business risk by exiting nonregulated businesses to focus on the core operations of the utilities. The company recorded the impact of a judgment to pay damages in a breach-of-contract lawsuit related to ownership interests in certain of our synthetic fuels facilities, which had no impact on the company’s earnings for the quarter, but decreased earnings per share by $0.36 for the same period last year. Due to the disposition of these assets, management does not consider this activity to be representative of the company’s fundamental core earnings.

* * * *

Progress Energy’s conference call with the investment community will be held October 29, 2010, at 10 a.m. ET (7 a.m. PT). Investors, media and the public may listen to the conference call by dialing (913) 312-0396, confirmation code 5698470. If you encounter problems, please contact Investor Relations at (919) 546-6057. A playback of the call will be available from 1 p.m. ET October 29 through midnight November 12. To listen to the recorded call, dial (719) 457-0820 and enter confirmation code 5698470.

A webcast of the live conference call will be available at www.progress-energy.com/webcast. The webcast will be archived on the site for at least 30 days following the call for those unable to listen in real time. The webcast will include audio of the conference call and a slide presentation referred to by management during the call. The slide presentation will be available for download beginning at 9:30 a.m. ET today at www.progress-energy.com/webcast.

Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 500 energy company with more than 22,000 megawatts of generation capacity and approximately $10 billion in annual revenues. Progress Energy includes two major electric utilities that serve approximately 3.1 million customers in the Carolinas and Florida. The company has earned the Edison Electric Institute's Edison Award, the industry's highest honor, in recognition of its operational excellence, and was the first utility to receive the prestigious J.D. Power and Associates Founder's Award for customer service. The company is pursuing a balanced strategy for a secure energy future, which includes aggressive energy-efficiency programs, investments in renewable energy technologies and a state-of-the-art electricity system.  Progress Energy celebrated a century of service in 2008. Visit the company’s website at www.progress-energy.com.

Caution Regarding Forward-Looking Information:

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The matters discussed in this document involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

Examples of factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following: the impact of fluid and complex laws and regulations, including those relating to the environment and energy policy; our ability to recover eligible costs and earn an adequate return on investment through the regulatory process; the ability to successfully operate electric generating facilities and deliver electricity to customers; the impact on our facilities and businesses from a terrorist attack; the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our regulated service territories and the accompanying regulatory and financial risks; our ability to meet current and future renewable energy requirements; the inherent risks associated with the operation and potential construction of nuclear facilities, including environmental, health, safety, regulatory and financial risks; the financial resources and capital needed to comply with environmental laws and regulations; risks associated with climate change; weather and drought conditions that directly influence the production, delivery and demand for electricity; recurring seasonal fluctuations in demand for electricity; the ability to recover in a timely manner, if at all, costs associated with future significant weather events through the regulatory process; fluctuations in the price of energy commodities and purchased power and our ability to recover such costs through the regulatory process; our ability to control costs, including operations and maintenance expense (O&M) and large construction projects; the ability of our subsidiaries to pay upstream dividends or distributions to Progress Energy; current economic conditions; the ability to successfully access capital markets on favorable terms; the stability of commercial credit markets and our access to short- and long-term credit; the impact that increases in leverage or reductions in cash flow may have on us; our ability to maintain our current credit ratings and the impacts in the event our credit ratings are downgraded; the investment performance of our nuclear decommissioning trust (NDT) funds; the investment performance of the assets of our pension and benefit plans and resulting impact on future funding requirements; the impact of potential goodwill impairments; our ability to fully utilize tax credits generated from the previous production and sale of qualifying synthetic fuels under Internal Revenue Code Section 29/45K (Section 29/45K); and the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements. Many of these risks similarly impact our nonreporting subsidiaries. These and other risk factors are detailed from time to time in our filings with the SEC. All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.
# # #

Contacts:                      Corporate Communications – (919) 546-6189 or toll-free (877) 641-NEWS (6397)

PROGRESS ENERGY, INC.
UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
September 30, 2010
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS of INCOME
	Three months ended September 30,		Nine months ended September 30,
(in millions except per share data)	2010	2009	2010	2009
Operating revenues	$2,962	$2,824	$7,869	$7,578
Operating expenses
Fuel used in electric generation	935	1,075	2,574	2,855
Purchased power	418	125	996	599
Operation and maintenance	474	423	1,459	1,360
Depreciation, amortization and accretion	201	371	680	877
Taxes other than on income	161	152	448	425
Other	20	2	25	14
Total operating expenses	2,209	2,148	6,182	6,130
Operating income	753	676	1,687	1,448
Other income (expense)
Interest income	3	2	6	8
Allowance for equity funds used during construction	22	20	68	95
Other, net	(5)	1	(5)	13
Total other income, net	20	23	69	116
Interest charges
Interest charges	197	174	587	534
Allowance for borrowed funds used during construction	(8)	(6)	(24)	(30)
Total interest charges, net	189	168	563	504
Income from continuing operations before income tax	584	531	1,193	1,060
Income tax expense	219	181	456	352
Income from continuing operations before cumulative effect of change in accounting principle	365	350	737	708
Discontinued operations, net of tax	(2)	(102)	(2)	(103)
Cumulative effect of change in accounting principle, net of tax	2	-	-	-
Net income	365	248	735	605
Net income attributable to noncontrolling interests, net of tax	(4)	(1)	(4)	(2)
Net income attributable to controlling interests	$361	$247	$731	$603
Average common shares outstanding – basic	294	280	289	279
Basic and diluted earnings per common share
Income from continuing operations attributable to controlling interests, net of tax	$1.23	$1.24	$2.53	$2.53
Discontinued operations attributable to controlling interests, net of tax	-	(0.36)	-	(0.37)
Net income attributable to controlling interests	$1.23	$0.88	$2.53	$2.16
Dividends declared per common share	$0.620	$0.620	$1.860	$1.860
Amounts attributable to controlling interests
Income from continuing operations, net of tax	$363	$349	$733	$706
Discontinued operations, net of tax	(2)	(102)	(2)	(103)
Net income attributable to controlling interests	$361	$247	$731	$603

The Unaudited Condensed Consolidated Interim Financial Statements should be read in conjunction with the Company’s Annual Report to shareholders.  These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to buy any securities.

PROGRESS ENERGY, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)	September 30, 2010	December 31, 2009
ASSETS
Utility plant
Utility plant in service	$29,936	$28,918
Accumulated depreciation	(11,892)	(11,576)
Utility plant in service, net	18,044	17,342
Held for future use	48	47
Construction work in progress	2,088	1,790
Nuclear fuel, net of amortization	596	554
Total utility plant, net	20,776	19,733
Current assets
Cash and cash equivalents	691	725
Receivables, net	1,112	800
Inventory	1,214	1,325
Regulatory assets	220	142
Derivative collateral posted	223	146
Income taxes receivable	7	145
Prepayments and other current assets	239	248
Total current assets	3,706	3,531
Deferred debits and other assets
Regulatory assets	2,364	2,179
Nuclear decommissioning trust funds	1,457	1,367
Miscellaneous other property and investments	425	438
Goodwill	3,655	3,655
Other assets and deferred debits	323	333
Total deferred debits and other assets	8,224	7,972
Total assets	$32,706	$31,236
CAPITALIZATION AND LIABILITIES
Common stock equity
Common stock without par value, 500 million shares authorized, 293 million and 281 million shares issued and outstanding, respectively	$7,322	$6,873
Unearned ESOP shares (- and 1 million shares, respectively)	–	(12)
Accumulated other comprehensive loss	(164)	(87)
Retained earnings	2,863	2,675
Total common stock equity	10,021	9,449
Noncontrolling interests	3	6
Total equity	10,024	9,455
Preferred stock of subsidiaries	93	93
Long-term debt, affiliate	273	272
Long-term debt, net	11,363	11,779
Total capitalization	21,753	21,599
Current liabilities
Current portion of long-term debt	1,005	406
Short-term debt	–	140
Accounts payable	827	835
Interest accrued	196	206
Dividends declared	183	175
Customer deposits	321	300
Derivative liabilities	325	190
Accrued compensation and other benefits	142	167
Other current liabilities	475	239
Total current liabilities	3,474	2,658
Deferred credits and other liabilities
Noncurrent income tax liabilities	1,474	1,196
Accumulated deferred investment tax credits	111	117
Regulatory liabilities	2,554	2,510
Asset retirement obligations	1,220	1,170
Accrued pension and other benefits	1,353	1,339
Derivative liabilities	362	240
Other liabilities and deferred credits	405	407
Total deferred credits and other liabilities	7,479	6,979
Commitments and contingencies
Total capitalization and liabilities	$32,706	$31,236

PROGRESS ENERGY, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS of CASH FLOWS
(in millions)
Nine months ended September 30	2010	2009
Operating activities
Net income	$735	$605
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, amortization and accretion	804	991
Deferred income taxes and investment tax credits, net	263	50
Deferred fuel (credit) cost	(37)	81
Allowance for equity funds used during construction	(68)	(95)
Litigation expense	-	115
Other adjustments to net income	197	187
Cash (used) provided by changes in operating assets and liabilities
Receivables	(252)	(99)
Inventory	111	(118)
Derivative collateral posted	(83)	155
Other assets	(25)	60
Income taxes, net	213	190
Accounts payable	45	(91)
Accrued pension and other benefits	(162)	(264)
Other liabilities	163	3
Net cash provided by operating activities	1,904	1,770
Investing activities
Gross property additions	(1,643)	(1,644)
Nuclear fuel additions	(164)	(148)
Purchases of available-for-sale securities and other investments	(5,927)	(1,271)
Proceeds from available-for-sale securities and other investments	5,915	1,245
Other investing activities	15	(5)
Net cash used by investing activities	(1,804)	(1,823)
Financing activities
Issuance of common stock, net	419	557
Dividends paid on common stock	(535)	(520)
Payments of short-term debt with original maturities greater than 90 days	-	(429)
Net decrease in short-term debt	(140)	(471)
Proceeds from issuance of long-term debt, net	591	1,337
Retirement of long-term debt	(400)	(400)
Other financing activities	(69)	(46)
Net cash (used) provided by financing activities	(134)	28
Net decrease in cash and cash equivalents	(34)	(25)
Cash and cash equivalents at beginning of period	725	180
Cash and cash equivalents at end of period	$691	$155

Progress Energy, Inc.
Supplemental Data - Page S-1
Unaudited
Earnings Variances
Third Quarter 2010 vs. 2009

	Regulated Utilities
($ per share)	Carolinas	Florida	Corporate and Other Businesses	Consolidated

2009 GAAP earnings	0.74	0.63	(0.49)	0.88
Tax levelization	0.01	(0.03)		(0.02)	A
CVO mark-to-market			(0.01)	(0.01)	B
Plant retirement charge	0.01			0.01	C
Discontinued operations			0.36	0.36	D
2009 ongoing earnings	0.76	0.60	(0.14)	1.22

Weather - retail	0.11	0.04		0.15	E

Growth and usage - retail	0.02			0.02

Retail rates		(0.01)		(0.01)

Clauses, wholesale and other margin	0.02	0.02		0.04	F

O&M	(0.07)	(0.07)	0.02	(0.12)	G

Other	(0.01)	(0.02)		(0.03)	H

AFUDC equity	0.03	(0.03)		-	I

Depreciation and amortization		0.11		0.11	J

Interest expense		(0.01)	(0.03)	(0.04)	K

Income taxes	(0.03)		(0.02)	(0.05)	L

Share dilution	(0.04)	(0.03)	0.01	(0.06)

2010 ongoing earnings	0.79	0.60	(0.16)	1.23
Tax levelization		0.01		0.01	A
Impairment	(0.01)			(0.01)	M
2010 GAAP earnings	0.78	0.61	(0.16)	1.23

Corporate and Other Businesses includes small subsidiaries, Holding Company interest expense, discontinued operations, CVO mark-to-market, purchase accounting transactions and corporate eliminations.
Certain line items presented gross on the Consolidated Statements of Income are netted in this analysis to highlight earnings drivers.

A -	Tax levelization impact, related to cyclical nature of energy demand/earnings and various permanent items of income or deduction.
B -	Impact of change in fair value of outstanding CVOs.
C -	Impact of decision to retire in-service generating units prior to the end of their estimated useful lives.
D -	Discontinued operations consists primarily of a litigation judgment against our former Synthetic Fuels businesses.
E -	Carolinas - Favorable primarily due to cooling degree days 26 percent higher than 2009 and 28 percent higher than normal.
Florida - Favorable primarily due to cooling degree days 8 percent higher than 2009 and 9 percent higher than normal.
F -	Carolinas - Favorable primarily due to higher miscellaneous revenues largely resulting from higher transmission rates.
Florida - Favorable primarily due to higher clause recoverable regulatory revenues and returns and miscellaneous revenues, partially offset by lower wholesale revenues related to an amended contract.
G -
Carolinas - Unfavorable primarily due to higher nuclear plant outage and maintenance costs driven by extended outages and more emergent work in 2010 compared to 2009, higher employee benefits expense and the prior-year reduction in a litigation judgment.

Florida - Unfavorable primarily due to the prior-year pension deferral in accordance with a FPSC order, higher employee benefits expense and the prior-year impact of a change in the vacation benefits policy.

Corporate and Other - Favorable primarily due to the allocation to the Utilities of the corporate tax impact of withdrawals from an employee benefit trust.
H -	Florida - Unfavorable primarily due to higher property taxes resulting from placing the repowered Bartow Plant in service.
I -	AFUDC equity is presented gross of tax as it is excluded from the calculation of income tax expense.
Carolinas - Favorable primarily due to increased eligible construction project costs.
Florida - Unfavorable primarily due to placing CAIR assets in service.
J -	Florida - Favorable primarily due to the reduction in the cost of removal component of the depreciation reserve in accordance with the base rate settlement agreement.
K -	Corporate and Other - Unfavorable primarily due to higher average debt outstanding at the Parent.
L -	Carolinas - Unfavorable primarily due to the impact of changes in tax estimates.
Corporate and Other - Unfavorable primarily due to the impact of withdrawals from an employee benefit trust.
M -	Impairment of investments and other assets.

Progress Energy, Inc.
Supplemental Data - Page S-2
Unaudited

Earnings Variances
Year-to-Date September 30, 2010 vs. 2009

	Regulated Utilities
($ per share)	Carolinas	Florida	Corporate and Other Businesses	Consolidated

2009 GAAP earnings	1.54	1.38	(0.76)	2.16
Tax levelization	0.01	(0.01)	0.02	0.02	A
CVO mark-to-market			(0.04)	(0.04)	B
Impairment			0.01	0.01	C
Plant retirement charge	0.01			0.01	D
Discontinued operations			0.37	0.37	E
2009 ongoing earnings	1.56	1.37	(0.40)	2.53

Weather - retail	0.21	0.14		0.35	F

Growth and usage - retail	0.04	0.01		0.05

Retail rates		0.12		0.12	G

Clauses, wholesale and other margin	0.04	0.09		0.13	H

O&M	(0.13)	(0.11)	0.02	(0.22)	I

Other	(0.01)	(0.03)	(0.01)	(0.05)	J

AFUDC equity	0.08	(0.18)		(0.10)	K

Depreciation and amortization	(0.01)	0.12		0.11	L

Interest expense	0.02	(0.04)	(0.10)	(0.12)	M

Income taxes	(0.03)	(0.03)	(0.03)	(0.09)	N

Share dilution	(0.07)	(0.05)	0.02	(0.10)

2010 ongoing earnings	1.70	1.41	(0.50)	2.61
Tax levelization	0.01			0.01	A
Impairment	(0.01)			(0.01)	C
Change in the tax treatment of the Medicare Part D subsidy	(0.05)	(0.03)		(0.08)	O
2010 GAAP earnings	1.65	1.38	(0.50)	2.53

Corporate and Other Businesses includes small subsidiaries, Holding Company interest expense, discontinued operations, CVO mark-to-market, purchase accounting transactions and corporate eliminations.
Certain line items presented gross on the Consolidated Statements of Income are netted in this analysis to highlight earnings drivers.

A -	Tax levelization impact, related to cyclical nature of energy demand/earnings and various permanent items of income or deduction.
B -	Impact of change in fair value of outstanding CVOs.
C -	Impairment of investments and other assets.
D -	Impact of decision to retire in-service generating units prior to the end of their estimated useful lives.
E -	Discontinued operations consists primarily of a litigation judgment against our former Synthetic Fuels businesses.
F -
Carolinas - Favorable primarily due to 23 percent higher cooling degree days and 14 percent higher heating degree days than 2009. Additionally, cooling degree days were 32 percent higher than normal and heating degree days were 11 percent higher than normal.

Florida - Favorable primarily due to heating degree days 74 percent higher than 2009 and 127 percent higher than normal.
G -	Florida - Favorable primarily due to the increase in base rates for the repowered Bartow Plant.
H -	Carolinas - Favorable primarily due to higher miscellaneous revenues largely resulting from higher transmission rates.

Florida - Favorable primarily due to higher clause recoverable regulatory revenues and returns and higher transmission revenues, partially offset by lower wholesale revenues related to amended and expired contracts and estimated CR3 joint owner replacement power costs.

I -
Carolinas - Unfavorable primarily due to higher nuclear plant outage and maintenance costs driven by extended outages and more emergent work in 2010 compared to 2009, lower nuclear insurance refund and higher storm costs.

Florida - Unfavorable primarily due to the prior-year pension deferral in accordance with a FPSC order and the prior-year impact of a change in the vacation benefits policy.
Corporate and Other - Favorable primarily due to the allocation to the Utilities of the corporate tax impact of withdrawals from an employee benefit trust.
J -	Florida - Unfavorable primarily due to higher property taxes resulting from placing the repowered Bartow Plant in service.
K -	AFUDC equity is presented gross of tax as it is excluded from the calculation of income tax expense.
Carolinas - Favorable primarily due to increased eligible construction project costs.
Florida - Unfavorable primarily due to placing CAIR assets and the repowered Bartow Plant in service.
L -	Florida - Favorable primarily due to the reduction in the cost of removal component of the depreciation reserve in accordance with the base rate settlement agreement.
M -	Carolinas - Favorable primarily due to lower average debt outstanding.
Florida - Unfavorable primarily due to higher average debt outstanding and unfavorable AFUDC debt resulting from placing CAIR assets and the repowered Bartow Plant in service.
Corporate and Other - Unfavorable primarily due to higher average debt outstanding at the Parent.
N -	Carolinas - Unfavorable primarily due to the prior-year deduction related to nuclear decommissioning trust funds.
Florida - Unfavorable primarily due to the prior-year deduction related to nuclear decommissioning trust funds.
Corporate and Other - Unfavorable primarily due to the impact of withdrawals from an employee benefit trust.
O -	Change in the tax treatment of the Medicare Part D subsidy related to Patient Protection and Affordable Care Act and the related Health Care and Education Reconciliation Act enacted in March 2010.

Progress Energy, Inc.
Supplemental Data - Page S-3
Unaudited - Data is not weather adjusted

Utility Statistics

	Three Months Ended			Three Months Ended			Percentage Change
	September 30, 2010			September 30, 2009 (a)			From September 30, 2009
Operating Revenues (in millions)	Carolinas	Florida	Total Utilities	Carolinas	Florida	Total Utilities	Carolinas		Florida
Residential	$385	$311	$696	$340	$297	$637	13.2%		4.7%
Commercial	214	102	316	204	100	304	4.9		2.0
Industrial	109	20	129	103	20	123	5.8		-
Governmental	22	25	47	18	25	43	22.2		-
Unbilled	(23)	(4)	(27)	(18)	(3)	(21)	-		-
Total retail base revenues	707	454	1,161	647	439	1,086	9.3		3.4
Wholesale base revenues	84	41	125	78	55	133	7.7		(25.5)
Total base revenues	791	495	1,286	725	494	1,219	9.1		0.2
Clause recoverable regulatory returns	4	46	50	3	40	43	33.3		15.0
Miscellaneous revenue	37	60	97	30	50	80	23.3		20.0
Fuel and other pass-through revenues	582	942	1,524	549	932	1,481	-		-
Total operating revenues	$1,414	$1,543	$2,957	$1,307	$1,516	$2,823	8.2%		1.8%

Energy Sales (millions of kWh)
Residential	5,500	6,182	11,682	4,824	5,905	10,729	14.0%		4.7%
Commercial	4,164	3,455	7,619	3,923	3,405	7,328	6.1		1.5
Industrial	2,939	836	3,775	2,789	863	3,652	5.4		(3.1)
Governmental	460	893	1,353	437	872	1,309	5.3		2.4
Unbilled	(511)	(123)	(634)	(397)	52	(345)	-		-
Total retail	12,552	11,243	23,795	11,576	11,097	22,673	8.4		1.3
Wholesale	3,797	1,182	4,979	3,607	1,096	4,703	5.3		7.8
Total energy sales	16,349	12,425	28,774	15,183	12,193	27,376	7.7%		1.9%

Energy Supply (millions of kWh)
Generated
Steam	7,887	3,976	11,863	6,869	3,467	10,336
Nuclear	6,183	-	6,183	6,289	1,587	7,876
Combustion turbines/combined cycle	1,715	6,414	8,129	1,588	5,843	7,431
Hydro	83	-	83	93	-	93
Purchased	1,250	2,932	4,182	1,040	2,184	3,224
Total energy supply (company share)	17,118	13,322	30,440	15,879	13,081	28,960

Impact of Weather to Normal on Retail Sales
Heating Degree Days
Actual	1	-		8	-		(87.5	) %	-%
Normal	14	-		16	-
Cooling Degree Days
Actual	1,377	1,520		1,093	1,402		26.0%		8.4%
Normal	1,080	1,399		1,087	1,389
Impact of retail weather to normal on EPS	$0.11	$0.04	$0.15	$0.00	$0.00	$0.00

(a) Certain amounts for 2009 have been reclassified to conform to the 2010 presentation.

Progress Energy, Inc.
Supplemental Data - Page S-4
Unaudited - Data is not weather adjusted

Utility Statistics

	Nine Months Ended			Nine Months Ended			Percentage Change
	September 30, 2010			September 30, 2009 (a)			From September 30, 2009
Operating Revenues (in millions)	Carolinas	Florida	Total Utilities	Carolinas	Florida	Total Utilities	Carolinas	Florida
Residential	$978	$808	$1,786	$891	$706	$1,597	9.8%	14.4%
Commercial	556	270	826	545	252	797	2.0	7.1
Industrial	278	58	336	270	53	323	3.0	9.4
Governmental	50	69	119	45	64	109	11.1	7.8
Unbilled	(14)	24	10	(17)	28	11	-	-
Total retail base revenues	1,848	1,229	3,077	1,734	1,103	2,837	6.6	11.4
Wholesale base revenues	228	121	349	236	168	404	(3.4)	(28.0)
Total base revenues	2,076	1,350	3,426	1,970	1,271	3,241	5.4	6.2
Clause recoverable regulatory returns	8	126	134	7	60	67	14.3	110.0
Miscellaneous revenue	102	167	269	88	139	227	15.9	20.1
Fuel and other pass-through revenues	1,608	2,422	4,030	1,496	2,542	4,038	-	-
Total operating revenues	$3,794	$4,065	$7,859	$3,561	$4,012	$7,573	6.5%	1.3%

Energy Sales (millions of kWh)
Residential	15,095	15,906	31,001	13,553	14,700	28,253	11.4%	8.2%
Commercial	10,921	8,991	19,912	10,528	8,907	19,435	3.7	0.9
Industrial	8,059	2,471	10,530	7,771	2,486	10,257	3.7	(0.6)
Governmental	1,204	2,450	3,654	1,137	2,409	3,546	5.9	1.7
Unbilled	(428)	608	180	(227)	740	513	-	-
Total Retail	34,851	30,426	65,277	32,762	29,242	62,004	6.4	4.0
Wholesale	10,766	3,217	13,983	10,542	3,108	13,650	2.1	3.5
Total energy sales	45,617	33,643	79,260	43,304	32,350	75,654	5.3%	4.0%

Energy Supply (millions of kWh)
Generated
Steam	23,505	11,118	34,623	20,791	9,789	30,580
Nuclear	16,455	-	16,455	17,857	4,945	22,802
Combustion turbines/combined cycle	4,173	17,450	21,623	2,985	12,912	15,897
Hydro	506	-	506	482	-	482
Purchased	2,920	7,572	10,492	2,952	6,822	9,774
Total energy supply (company share)	47,559	36,140	83,699	45,067	34,468	79,535

Impact of Weather to Normal on Retail Sales
Heating Degree Days
Actual	2,113	680		1,849	391		14.3%	73.9%
Normal	1,903	299		1,899	385
Cooling Degree Days
Actual	2,169	2,649		1,758	2,588		23.4%	2.4%
Normal	1,642	2,558		1,630	2,526
Impact of retail weather to normal on EPS	$0.24	$0.19	$0.43	$0.03	$0.05	$0.08

(a) Certain amounts for 2009 have been reclassified to conform to the 2010 presentation.

Progress Energy, Inc.
Supplemental Data - Page S-5
Unaudited

O&M Primarily Recoverable through Base Rates (A)
	Three months ended September 30,		Nine months ended September 30,
(in millions)	2010	2009	2010	2009
Reported GAAP O&M	$474	$423	$1,459	$1,360
Adjustments
Carolinas	256	225	841	767
O&M recoverable through clauses	(14)	(9)	(41)	(27)
Florida	234	198	647	604
Energy conservation cost recovery clause (ECCR)	(27)	(22)	(71)	(56)
Environmental cost recovery clause (ECRC)	(20)	(26)	(51)	(73)
Nuclear cost recovery	(2)	-	(4)	(3)
O&M Primarily Recoverable through Base Rates	$411	$366	$1,292	$1,201

A -	The preceding table provides a reconciliation of reported GAAP O&M to O&M Primarily Recoverable through Base Rates. O&M Primarily Recoverable through Base Rates excludes certain expenses that are recovered through cost-recovery clauses which have no material impact on earnings. Management believes this presentation is appropriate and enables investors to more accurately compare the company's O&M expense over the periods presented. O&M Primarily Recoverable through Base Rates as presented here may not be comparable to similarly titled measures used by other companies.

Financial Statistics
	September 30, 2010	September 30, 2009 (a)
Return on average common stock equity (rolling 12 months)	9.1%	7.7%
Book value per common share	$34.08	$33.48
Capitalization
Total equity	43.6%	43.7%
Preferred stock of subsidiaries	0.4%	0.4%
Total debt	56.0%	55.9%
Total Capitalization	100.0%	100.0%

(a) Restated to include capital lease obligations in total debt calculation.